Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-187623, 333-187623-01 and 333-187623-02

**PRICING DETAILS** $1+bln Ford Credit Floorplan (FORDF) 2014-4

Joint Leads:	CS, DB, GS, HSBC	**NO GROW**
Selling Group:	Great Pacific Securities, Penserra, Williams Capital

CLS	$AMT(mm)	WAL	S&P/DBRS	BNCH	SPR	YIELD	CPN	$ PRICE
A-1	550.000	2.97	AAA/AAA	IntS	+ 35	1.414	1.40	99.97138
A-2	450.000	2.97	AAA/AAA	1mL	+ 35	n/a	L+35	100.00000
B	45.752	2.97	AA/AA	IntS	+ 60	1.664	1.65	99.97610
C	65.359	2.97	NR	** not offered **
D	39.216	2.97	NR	** not offered **

* Class A1 and A2 will be sized to demand ($250mm min class size)
* ERISA Eligible	:	Yes	* Offering Format	:	Public (SEC-Reg)
* Expected Settle	:	08/26/14	* Min Denominations	:	$1,000 x $1,000
* First Pay Date	:	09/15/14	* Bill & Deliver	:	Credit Suisse
* Ticker	:	FORDF 2014-4

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.